Exhibit 10.1

October 28, 2008

Mr. John Barbour
900 Forest Avenue
Rye, New York 10580
USA

Dear John,

I am extremely pleased to offer you employment under this offer letter (this “Agreement”) at RealNetworks, Inc. (“Real” or “Company”) as President – RealNetworks Games Division, (the “Games Division”) reporting to me, Rob Glaser. As you know, it is the Company’s current intention to contribute the Games Division to a newly formed subsidiary and thereafter either (i) distribute the shares of the new subsidiary to the Company shareholders in a tax-free spin off (the “Spin Off”) or (ii) list the shares of such subsidiary on a nationally recognized securities exchange in an initial public offering (the “IPO” and, whichever action the Company chooses as between the Spin Off and the IPO, the “Transaction”). Upon the completion of the Transaction (the date of such completion, the “Transaction Date”), the Games Division will be a separate and independent publicly traded company (“GAMECO”) and you will become its Chief Executive Officer.

Start Date:
Subject to the terms of this Agreement, your employment with RealNetworks, Inc. will begin on or about October 27th, 2008 (the “Effective Date”).

Position:
This offer is for a full-time, exempt, regular position with RealNetworks, Inc. You will be President of the Games Division, based in Seattle, WA, and you shall have the duties and authorities customarily associated with such position and shall perform such additional duties and services as are reasonably assigned to you by the Chief Executive Officer of the Company. You acknowledge that you will be subject to all policies and practices of the Company as may currently exist or as may be curtailed, modified or implemented from time to time, in each case to the extent consistent with this Agreement. Further, you shall devote substantially all your business time and attention to the affairs of the Company and to your duties as President. You will be a core member of the senior leadership team of the Company, until the completion of the Transaction.

Base Salary:
You will be paid a monthly salary, which is equivalent on an annualized basis to $450,000 (subject to normal withholdings), payable semi-monthly in accordance with our normal payroll procedures.

Annual Incentive (Bonus):
You are eligible to participate in the RealNetworks Executive MBO Incentive Bonus program, allowing you to earn an annual bonus of 100% of your base salary. In 2008, your bonus will be pro-rated at 100% of achievement based on length of service. In 2009, your bonus will be based on 100% achievement of plan; not to exceed a maximum payout of 200% of your annual base salary. Your actual incentive payout will be based on company performance, the EBITDA performance of the Games Division worldwide, and your achieving specified MBO performance criteria to be established and approved by the Chief Executive Officer. In the event that changes are made to any of the incentive plans, the changes will apply to you as they do other employees of the Company. After the Transaction, a new incentive bonus program will be established for you, subject to the approval of the Board of Directors of GameCo (or the Board of Directors of Real as required).

Equity:
You will also earn equity in Real under the terms of Real’s 2005 Stock Incentive Plan. Subject to the commencement of your employment and effective ten calendar days thereafter (the “Grant Date”), you will receive a grant of nonqualified stock options for the purchase of 500,000 shares of Real Common Stock, or alternatively, at your election, nonqualified stock options for the purchase of 250,000 shares of Real Common Stock and 83,333 restricted stock units (“RSUs”), which award(s) will begin vesting on the Grant Date. The award(s) will vest on an accelerated two year cycle, with 50% of the award(s) vesting on the first anniversary of the Grant Date and an additional 25% vesting upon the completion of each successive six months of employment thereafter, and will be subject to all other provisions contained in the Plan. Your stock options and/or RSUs will be granted by the Compensation Committee of Real’s Board of Directors or the Board’s designee within ten business days of the first day of your employment. The exercise price of the stock options granted to you shall be equal to the fair market value of Real’s Common Stock on the Grant Date. Fair market value shall equal the last sales price for shares of Real’s Common Stock on the Grant Date as reported by the NASDAQ Stock Market. Except as set forth in this Agreement, including Appendix A, please be aware that unvested stock is forfeited upon termination of employment. As described above, you have a choice to accept this grant as 100% options, or 50% options and 50% RSUs; the RSUs are calculated on a 3:1 ratio (options/RSUs). Your election of the stock grant division must be decided and communicated to the company within ten (10) calendar days of your employment start date.

In addition, in the event that the Games Division is contributed to a newly formed subsidiary for purposes of consummating the Transaction, you will receive a new equity grant once an equity plan is finalized and approved for the new entity GAMECO. Subject to the approval of the Board of Directors of GAMECO (or Real board as required), your stock award will be options on 2% of the GAMECO company. The option strike price will be fair market value determined by the GAMECO Board (or Real Board) as appropriate. It is currently contemplated that this option grant will vest over a four year cycle. The award agreements governing the terms of your equity grants will be based on similar terms and conditions as other senior executives of GAMECO. Additionally, relocation to Seattle will be required for you to receive the GAMECO option grant. Notwithstanding anything to the contrary, as of the date of the grant of new GAMECO options, the award granted under the immediately preceding paragraph will be subject to additional vesting and exercisability, calculated on a pro-rata basis for the portion of the year elapsed since the date on which the vesting of the award commences or the last vesting date thereof, expressed in full months, and any unvested awards after taking into account this sentence will be converted into new GAMECO option grants and will count towards the 2% total.

You will also be eligible for additional short-term and long-term incentive awards (including, but not limited to, additional option grants), and for special awards, in the sole discretion of the Board of Directors of the Company, in each case at a level and on terms and conditions that are commensurate with your position and responsibilities at the Company and appropriate in light of your performance.

Benefits:
RealNetworks, offers a comprehensive array of employee benefit programs, to provide peace of mind on various personal concerns. New employees are eligible for health and welfare benefit programs and the 401(k) plan on the first day of the month of employment. You and your eligible dependents will be covered by these benefits as per your coverage elections.

Information on these plans and other benefit programs such as short-term disability, long-term disability, employee life insurance, and vacation programs will be provided to you after you begin your employment with us.

In the event that changes are made to any of the benefit plans, the changes will apply to you as they do other employees of the Company.

You will also be entitled to (i) all the fringe benefits and perquisites made available generally to senior Executives of the Company, and (ii) 15 vacation days per calendar year (which, if not used, may be carried over from year to year).

Relocation:
As part of this Agreement, you agree to relocate to the greater Seattle area before November 1, 2009. RealNetworks has selected Home Destination Services to administer our Relocation Program. In accordance with the terms of our Relocation Program, Real will pay the reasonable, out-of-pocket costs of relocating your family and household furnishings (including up to four automobiles) from New York to the greater Seattle area. In addition, Real will reimburse you for other expenses you reasonably incur in connection with your relocation, including, but not limited to, (i) a set number of personal, spousal and family trips for house hunting purposes; (ii) closing costs associated with the sale of your existing home in New York (including, but not limited to, brokers’ commissions and legal fees and expenses) and closing costs associated with the purchase of your new home in the greater Seattle area but not to exceed $400,000 for all closing costs; (iii) temporary housing, if necessary, for up to 12 months following relocation; and (iv) a “disturbance allowance” up to, but not to exceed $15,000, to assist you in covering other incidental expenses not otherwise reimbursed. To be eligible for this reimbursement, you are required to utilize the services of an agent in the Home Destinations Network on both departure and destination. Your eligibility to participate in this program will end on November 1, 2009. Please see the enclosed Relocation Addendum for more details.

If, on November 1, 2009 the company has not filed an S-1 registration, but has formally communicated its intent to do so by an established date, the company would still like you and your spouse to relocate to Seattle in a temporary residence. In return for relocating to a temporary home, the company will continue to pay for your accommodation costs, not to exceed twelve (12) additional months of rent, but will discontinue covering commute costs.

As part of this agreement, you agree to permanently move to the Puget Sound region before November 1, 2009. Please review this document and Appendix A, whereby we have outlined separation scenarios consistent with our discussions. In the event that you accept this offer of employment and relocation expenses are paid to you or on your behalf, you agree that if you voluntarily terminate your employment Without Good Reason and Other than Upon the Abandonment of the Transaction or are Terminated For Cause within one year after you relocate, you will repay to Real an amount equal to all such relocation expenses (including but not limited to repayment of closing costs and the disturbance allowance), minus any tax liability you paid in respect of the reimbursement or payment of such relocation expenses. In addition, eligibility for reimbursement of any and all relocation expenses will cease on the last day of employment and any relocation expenses incurred after that date will not be reimbursed by RealNetworks and will be your responsibility. You also agree that if you voluntarily terminate your employment Without Good Reason and Other than Upon the Abandonment of the Transaction or are Terminated For Cause within two years after you relocate, you will repay to Real an amount equal to 50% of such relocation expenses (including but not limited to repayment of closing costs and the disturbance allowance), minus any tax liability you paid in respect of the reimbursement or payment of such relocation expenses. During this second year, your obligation to repay this amount to Real will decrease pro rata on a monthly basis.

Commute:
We understand that you plan to commute from New York to Seattle until some time after the conclusion of the 2008/2009 school year. In order to make it as convenient and un-burdensome as possible to perform your duties during your first year, in addition to reimbursement of certain expenses that you incur in connection with your relocation (as set forth in more detail above), the Company will directly book and pay for all of your commercial air travel and personal accommodation expenses during the first twelve months of your employment. In the event that any or all portion of the payment by the Company of such expenses is considered taxable income to you, the Company will reimburse you, on a fully gross-up basis, for the income tax liability resulting therefrom (including any tax liability resulting from such reimbursement), up to a cap of $100,000. You agree that you will use good faith efforts in planning your travel to minimize such expenses consistent with your duties and responsibilities as President.

Pursuant to the Company’s business expense reimbursement policies, you will promptly be reimbursed for all covered expenses.

You will be regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning should you develop a need for family or medical leave.

It is our policy that employees may not use or disclose confidential information or trade secrets obtained from any source or during any prior employment. Real requires employees to abide by all contractual and legal obligations they may have to prior employers or others, such as limits on disclosure of information or competition. Prior to signing this Agreement, you must inform us if you are subject to any such obligations that would prevent you from working at Real in your intended capacity or that would otherwise restrict you in the performance of your services to Real. Violation of this requirement may result in termination of your employment with Real. By signing this Agreement, you further agree that you will not bring to Real any confidential documents of another, nor disclose any confidential information of another, and that you will comply fully with these requirements.

Employment Terms and Separation Agreement:
Our employment relationship will be terminable “at will”, which means that either you or Real may terminate your employment at any time and for any reason or no reason, subject only to the provisions in Appendix A describing Real’s obligation to make certain payments to you in certain circumstances upon the termination of your employment. Your right to receive these payments described in Appendix A is subject to and conditioned upon your signing a valid general and complete mutual release of claims, including but not limited to a release by you of all claims (except those relating to Real’s payment obligations under this Agreement) against Real (and its related entities and persons), substantially in the form attached to this Agreement.

Indemnification

The Company agrees that if you are made a party to, threatened to be made a party to, receive any legal process in, or receive any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that you are or were a director, officer, employee, consultant or agent of the Company, or are or were serving at the request of, or on behalf of, the Company as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Company, or if any claim is made against you that arises out of or relates to your services in any of the foregoing capacities, then you shall promptly be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s corporate governance documents or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing his rights to indemnification, contribution, advancement of expenses or coverage under directors’ and officers’ liability insurance) that you incur or suffer in connection therewith, and such indemnification shall continue even when have ceased to be a director, officer, member, employee, consultant or agent of the Company, and shall inure to the benefit of your heirs, administrators, executors and legal representatives.

In the event of your death or a judicial determination of your incompetence, references to you in this Agreement and Appendix A shall be deemed, where appropriate, to refer to your beneficiary, estate, executor, or other legal representative.

This offer is contingent on: (i) your having provided evidence of employability as required by federal law (which includes providing Real, within three (3) days after your employment commences, with acceptable evidence of your identity and US employment eligibility), (ii) Real having received acceptable results from any background check or reference check, and (iii) your having signed Real’s Development, Confidentiality and Non-competition Agreement, attached hereto.
With regard to Real’s Development, Confidentiality and Non-competition Agreement, Real acknowledges that it will enforce its rights in accordance with applicable law. In the event that you begin working for a competitor as that term is defined by the Non-competition Agreement, Real will consider, among other factors, the extent to which your work would involve the use or disclosure of Real’s confidential or proprietary information as well as the extent to which your work at a competitor is similar or related to the work you performed at Real.

REAL PROVIDES EQUAL OPPORTUNITY IN EMPLOYMENT AND WILL ADMINISTER ITS POLICIES WITH REGARD TO RECRUITMENT, TRAINING, PROMOTION, TRANSFER, DEMOTION, LAYOFF, TERMINATION, COMPENSATION AND BENEFITS WITHOUT REGARD TO RACE, RELIGION, COLOR, NATIONAL ORIGIN, CITIZENSHIP, MARITAL STATUS, SEX, SEXUAL ORIENTATION, AGE, DISABILITY OR STATUS AS A DISABLED VETERAN OR VETERAN OF THE VIETNAM ERA OR ANY OTHER CHARACTERISTIC OR STATUS PROTECTED BY APPLICABLE LAW.

It is also our policy that employees not engage in activities or investments that may conflict with Real’s business interests. If you are, or may be involved in other existing investments or Board/Advisory positions or consulting activities with other companies, Real requires you to identify those activities and companies for our records, and to update this list from time to time as applicable.

This Agreement, the attached Release, the Development, Confidentiality and Non-competition Agreement, and the 2005 Stock Incentive Plan, contain the entire understanding between you and Real regarding the subject matter contained therein, and supersede all prior oral and written discussion, agreements and understandings relating to such subject matter. This Agreement may not be modified except in writing signed by both you and an authorized officer of Real. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington. If any provision of this Agreement is deemed to be invalid or unenforceable, at Real’s option, the remaining terms shall continue in full force and effect.

John, this offer is valid until October 29, 2008. We are excited about the prospect of you joining RealNetworks, Inc. and look forward to working with you. Please call me if you have questions about this Agreement.

Sincerely,

/s/ Rob Glaser

Rob Glaser
Founder and CEO
RealNetworks, Inc.

I have read and agree to the terms of employment contained in this Agreement and the attached Release, the Development, Confidentiality and Non-competition Agreement and the 2005 Stock Incentive Plan, which collectively represent a full, complete and fair statement of the offer of employment made to me by RealNetworks, Inc.

John Barbour: /s/ John Barbour

Date: 10/28/08

Appendix A:

Separation Scenarios:

In the event you are teminated or resign from Real, you will be entitled to the following separation paymentsand benefits (the “Termination Payments”) described below, less all applicable withholdings. All payments due under this Appendix A will be made promptly following the date your employment terminates (such date, the “Termination Date” unless otherwise noted),

1.	Termination Upon the Completion of the Transaction: You will not be eligible for any severance payment or equity payment.

2.	Termination by the Company Without Cause or by You with Good Reason: In the event that your employment under the Agreement is terminated by the Company other than for Cause or by you with Good Reason, you will be entitled to: (a) any bonus award for which you are eligible under Real’s existing bonus plan; (b) a lump-sum cash payment in an amount equal to (i) one year base salary at the rate in effect as of the Termination Date, plus (ii) 12 months of your target annual bonus award (based on the target set in the calendar year in which the Termination Date occurred); and (c) additional vesting and exercisability, as of the Termination Date, of each outstanding equity-based award calculated on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the equity-based award commences or the last vesting date thereof, expressed in full months, each such award that has an exercise feature (e.g., stock options and stock appreciation rights) to remain exercisable according to the terms of the option agreement and applicable law.

3.	Voluntary Termination Upon Abandonment of Transaction. If the Board of Directors of the Company decides not to proceed with the Transaction, and you elect to terminate your employment thereafter, you will be entitled to the same payments and benefits described above in paragraph 2 of this Appendix A.

4.	Voluntary Termination Without Good Reason and Other Than Upon Abandonment of Transaction. If you terminate your employment without Good Reason and the Company has not abandoned its intention to proceed with the Transaction, you and the Company will mutually agree on the notice period, if any, that you will provide to the Company (during which time you will actually perform services to the Company on a full-time basis), such notice period not to exceed six months (the “Notice Period”). In the event you and the Company agree that you will provide a Notice Period to the Company, you will be entitled to: (a) during the Notice Period, continued payment of your base salary, target bonus (if applicable) and continued participation in all employee benefit plans, programs and arrangements of the Company, in all cases at the same level and on the same terms and conditions that you were enjoying immediately prior to the commencement of the Notice Period, including continued vesting of stock options, restricted stock unit or other equity-based award granted to you (each, an “Equity-Based Award”), calculated on a pro rata basis for the period since the date on which the vesting of the Equity-Based Award commences or the last plan vesting date until the date of termination, expressed in full months; and (b) promptly following the Termination Date, a lump-sum cash payment of an amount equal to six months of base salary and six months of your target annual bonus for the year in which the Termination Date occurs.

5.	Termination by the Company for Cause. In the event that your employment under the Agreement is terminated by the Company for Cause, you will not be entitled to any payments or benefits from the Company, other than as expressly set forth below.

6.	Voluntary Termination by You Without Good Reason, Other Than Upon Abandonment of the Transaction and Without a Notice Period. In the event that your employment under the Agreement is terminated by you without a notice period, you will not be entitled to any payments or benefits from the Company, other than as expressly set forth below, except as follows: you will be entitled to a lump-sum cash payment of an amount equal to six months of base salary and six months of your target annual bonus for the year in which the Termination Date occurs.

7.	Any Termination of Your Employment under the Agreement. In the event of the termination of your employment under the Agreement for any reason, you will be entitled to: (a) earned but unpaid base salary through the Termination Date; (b) the balance of any annual, long-term, or other incentive award earned in respect to any period ending on or prior to the Termination Date, or payable (but not yet paid) on or prior to the Termination Date; (c) a lump-sum payment in respect of accrued but unused vacation days at your base salary rate in effect as of the Termination Date; and (d) any other or additional benefits in accordance with the terms of the applicable plans, programs and arrangements of the Company. In addition, you will be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under the Agreement, and there will be no offset against amounts or benefits due to you under the Agreement or otherwise.

8.	Definitions. For purposes of the Agreement, “Cause,” shall mean (i) you are convicted of, or plead guilty or nolo contendere to, a felony; (ii) in carrying your duties hereunder, including any fiduciary duties or duties of loyalty you owe to the Company, you engage in conduct that constitutes willful gross neglect or willful gross misconduct that, in either case, results in material harm to the Company; (iii) you willfully breach any provision of the Agreement, and such breach results in material harm to the Company; (iv) you engage in willful gross misconduct in the operation of the Company that brings the Company into public disgrace or disrepute; (v) you repeatedly refuse or fail to perform your duties or responsibilities in accordance with the CEO’s reasonable directives; or (vi) you engage in willful gross misconduct resulting in or intended to result in direct personal gain at the Company’s expense.

9.	For purposes of this Agreement, “Good Reason” shall mean: (i) any material diminution in your duties, responsibilities or authorities; or any change in the reporting structure so that you are required to report to any person other than the Chief Executive Officer of the Company; (ii) any relocation of your principal office, or principal place of employment, to a location that is more than 15 miles from its location in Seattle, WA; or (iii) any material breach by the Company of any of its obligations under the Agreement or any Award agreement. You may terminate your employment at any time with Good Reason in accordance with and subject to all of the following: (1) you must provide the Company with notice within 60 days after having learned of the event constituting Good Reason, stating your intention to terminate your employment with Good Reason if the circumstance is not cured; (2) the Company will have 30 days after the date of your notice to cure the circumstance giving rise to Good Reason, if curable; and (3) if the Company fails to cure the circumstance giving rise to Good Reason by the end of the 30-day cure period, then you will have one year from the end of such 30-day period to terminate your employment with Good Reason and, in such event, you will not be required to give any prior notice to the Company of such termination of employment.

REALNETWORKS, INC.

DEVELOPMENT, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

THIS AGREEMENT is made and entered into October 28, 2008 by and between RealNetworks, Inc. (“Real” or “Company”) and John Barbour (“You”). “Real” means RealNetworks, Inc. and all of its present and future subsidiaries and related entities including partnerships in which Real is a member.

In consideration of your employment, compensation, benefits, access to Real training, Trade Secrets and Confidential Information, and the mutual promises made herein, you and Real agree as follows:

1.	Company Property. “Company Property” means all records, files, notebooks, manuals, objects, devices, supplies, materials, recordings, drawings, models, computer programs, prototypes, equipment, inventory and other materials, or copies thereof, in electronic or paper form, that have been created, used or obtained by Real, as well as Trade Secrets, Confidential Information and Employee Developments and all business revenues and fees produced or transacted through your efforts. You agree that all Company Property is and shall remain the property of Real. You will preserve and use the Company Property only for the benefit of Real and the Real business, and you will return all Company Property to Real upon Real request or upon termination of your employment (whether voluntary or involuntary).

2.	Confidential Information and Employee Developments.

As used in this Agreement, the following terms shall have the meanings shown.

“Employee Development” means all technological, financial and operating ideas, processes, and materials, including all inventions, discoveries, concepts, ideas, enhancements to existing technology or business processes, computer program ideas and expressions, computer circuit designs, computer hardware concepts and implementations, formulae, algorithms, techniques, written materials, graphics, photographs, literary works, and any other ideas or original works of authorship relating to software or hardware development that you may develop or conceive of while employed by Real, alone or with others and which (i) relate directly to Real’s actual or demonstrably anticipated business or (ii) incorporate or are developed using Trade Secrets or Confidential Information or (iii) are conceived or developed with use of any Real equipment, supplies or facilities including Real personnel or (iv) result from work performed by you for Real, regardless of whether it is technically eligible for protection under patent, copyright, or trade secret law.

“Trade Secret” means the whole or any portion of any scientific or technical information that is valuable and not generally known to competitors of Real. Trade Secrets include without limitation the specialized information and technology that Real may develop or acquire with respect to program materials (including without limitation program and project ideas, source and object code, Codecs, program listings, programming notes and documentation, flow-charts, and system and user documentation), system designs, operating processes, know-how, equipment designs, blue prints and product specifications.

“Confidential Information” means any data or information, other than Trade Secrets, which has been discovered, developed (including information conceived or developed by you) or has otherwise become known to Real, including any parent, subsidiary, predecessor, successor or otherwise affiliated company (“Real Company”), that is material to Real Company and not generally known to the public. Confidential Information includes without limitation:

i. Sales records, profits and performance reports, pricing manuals and lists, sales manuals and lists, training materials, selling and pricing procedures, and financing methods of Real Company.
ii. Customer lists or accounts, special requirements of particular customers, and current and anticipated requirements of customers generally for the products of Real Company;
iii. Research and development and specifications of any new products or lines of business under development or consideration;
iv. Sources of supply of integrated components and materials used for production, assembly, and packaging by Real Company, and the quality, price, and usage of such components and materials;
v. Marketing plans, strategies, sales and product development data, and inventions;
vi. Business plans and internal financial statements and projections of Real Company; and
vii. Personnel related information such as employees’ compensation, performance reviews, or other individually identifiable information.

You recognize and acknowledge that Real Company is engaged in a continuous program of research, development and production respecting its software products, its other business opportunities and for its customers. Important assets of Real Company are its Confidential Information, Trade Secrets and Employee Developments. You recognize that Real Company has a vital and substantial interest in maintaining confidentiality of Trade Secrets and Confidential Information to maintain a stable work force, continuing positive business relationships and minimizing damage to or interference with business. You also recognize and acknowledge that your employment exposes you to programming, concepts, designs and other information proprietary to Real Company and third parties with whom Real does business, and creates a relationship of trust and confidence between you and Real with respect to any such information.

Obligations with Respect to Employee Developments. All Employee Developments shall be considered works made for hire by you for Real and prepared within the scope of your employment. Under U.S. Copyright Law, all such materials shall, upon creation, be owned exclusively by Real. To the extent that any such material, under applicable law, shall be deemed not to be works made for hire, you hereby assign to Real all right, title and interest in and to such materials, in the United States and foreign countries, without further consideration, and Real shall be entitled to register and hold in its own name all copyrights, patents and trademarks in respect to such materials. You agree to promptly and completely disclose in writing to Real details of all original works of your authorship, discoveries, concepts, or ideas. You agree to apply, at Real’s request and expense, for any patent or other legal protection of Employee Developments and to sign and deliver any applications, assignments or other documents as Real may reasonably require. Real shall have the exclusive right to all Employee Developments without additional consideration to you, including but not limited to the right to own, make, use, sell, have made, rent, lease, lend, copy, prepare derivative works of, perform or display publicly.

You Own Personal Inventions. You shall not be required to assign to Real any of your rights in any personal invention you developed entirely on your own time without using Real’s equipment, supplies, facilities, Trade Secrets or Confidential Information, except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention directly to Real’s actual or demonstrably anticipated business or (2) result from any work performed by you for Real. You acknowledge notice by Real that the prior paragraph does not apply to any personal invention as described in this paragraph. You agree that this satisfies the requirements of Washington state law.

Restrictions on Use and Disclosure of Trade Secrets and Confidential Information. During your employment with Real and for so long thereafter as the information remains a Trade Secret or Confidential Information, you shall not use, reproduce, disclose, or permit any person to obtain or use any Trade Secret or Confidential Information of Real (whether or not it is in written or tangible form), except as specifically authorized in writing by Real. You shall use the highest degree of care in safeguarding Trade Secrets and Confidential Information against loss, theft, or other inadvertent disclosure. You further agree that any Trade Secrets, Confidential Information, copyrightable works or materials or copies of them that enter into your possession, by reason of employment, are the sole property of Real and shall not be used in any manner adverse to Real’s best interests. You agree not to remove any Confidential Information or Trade Secret from Real’s premises except in pursuit of Real’s business.

Upon Real’s request at any time, or upon your termination of employment (whether voluntary or involuntary), you shall deliver to Real, and shall not retain for your own or another’s use, any and all originals or copies of Employee Developments, Trade Secrets, Confidential Information and Company Property. Your obligations under this Agreement supplement and do not supersede or limit other obligations you have to Real or rights or remedies of Real including without limitation those under the Washington Uniform Trade Secrets Act.

3.	Your Warranties. You agree to perform at all times faithfully, industriously and to the best of your ability all duties and functions consistent with your position and to abide by any general employment guidelines or policies adopted by Real. You acknowledge that your employment is in no way conditioned upon your disclosure to Real of confidential information or trade secrets of others, and you agree not to improperly obtain, disclose to Real, or induce Real to use, any confidential information or trade secrets belonging to any third party. You represent that the execution of this Agreement, your employment with Real, and the performance of your proposed duties to Real will not violate any agreements or obligations you may have to any former employer or third party and you are not subject to any restrictions which would prevent or limit you from carrying out your duties for Real.

4.	Non-Competition. You acknowledge that Real is engaged in a highly competitive business and that by virtue of the position in which you are employed, you will perform services that are of competitive value to Real and which if used in competition with Real could cause it serious harm. Therefore, you agree not to work for any Competitor during your employment with Real (including after work hours, weekends and vacation time), even if only organizational assistance or limited consultation is involved. During your employment with Real, you agree not to publish, design or develop computer software that competes with Real software products (either existing or under development). Further, you agree that for a period of one (1) year after the termination of your employment with Real, whether voluntary or not, you will not directly or indirectly be employed by, own, manage, consult with or join any business or entity that is in material competition with Real in the field of digital media technologies or services or with the products or services produced, sold or in development by Real related to digital media technologies during the term of your employment (“Competitor”). Ownership of 1% or less of the stock (publicly or privately held) of a competitor of Real shall not be a breach of this paragraph. You acknowledge that Real competes in a global marketplace and that the duration and scope of this noncompetition provision is reasonable and necessary to protect Real interests. You authorize a court to restrict you to the maximum extent allowed.

5.	Nonsolicitation. You recognize that Real’s workforce is a vital part of its business. You agree that for a period of one (1) year after your employment ends, whether voluntarily or not, you will not induce or attempt to influence, directly or indirectly, any employee of Real to terminate his/her employment with Real or to work for you or any other entity. You agree that this means you will not identify to a third party Real employees as potential candidates for employment. You further agree not to, directly or indirectly, solicit or assist in soliciting orders from any current or known prospective customers or to encourage them to terminate their business relationship or negotiations with Real.

6.	Return of Property. You represent that you will return to Real all company-owned property in your possession or control, including but not limited to credit cards, keys, access cards, company-owned equipment, computers and related equipment, customer lists, files, memoranda, documents, price lists, and all other trade secrets and/or confidential Real information, and all copies thereof, whether in electronic or other form.

7.	Deductions from Pay. You authorize Real to deduct from your compensation the value of any company equipment or property (e.g. laptops, printers, office equipment, etc.) not returned, and you release Real from any claims based upon such withholding.

8.	Miscellaneous. This Agreement together with the terms of your offer letter constitute the complete and entire agreement between us, and supersedes and cancels all prior understandings, correspondence and agreements, oral and written, express or implied, between us relating to the subject matter hereof. This Agreement can only be amended or waived by a written document signed by Real and you. The waiver of any breach of this Agreement or the failure to enforce any provision shall not waive any later breach. Real and you both consent to the other giving third parties notification of the existence and terms of this Agreement. This Agreement shall become effective only when executed by Real and then shall be binding upon and inure to the benefit of Real and you, and each of our successors, assigns, heirs or legal representatives, except that you may not assign or delegate any rights or duties under this Agreement. This Agreement will be interpreted and enforced in accordance with the laws of the State of Washington as applied to agreements made and performed in Washington, without regard to the State’s conflict of laws provisions. Jurisdiction and venue in any proceeding either at law or in equity, of or relating to this Agreement shall be in King County, Washington. You agree that Real may be irreparably harmed by a breach by you of this Agreement, that adequate remedies may not exist in law, and that Real shall be entitled to bring an action for a preliminary or permanent injunction or restraining order to enforce this Agreement. You acknowledge that your experience and capabilities are such that an injunction to enforce this Agreement will not prevent you from earning a reasonable livelihood. Your claims against Real shall not be a defense to Real’s enforcement of this Agreement. In case any term in this Agreement shall be held invalid, illegal or unenforceable in whole or in part, the validity of the remaining terms of the Agreement shall not be affected.

You acknowledge that you have read this Agreement, have had an opportunity to have it explained to you, understand its provisions and have received an exact copy of it for your records. You further understand that your employment relationship with Real is at will and nothing in this Agreement suggests or signifies otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.

REALNETWORKS, INC.		EMPLOYEE
By: /s/ Rob Glaser		Signature: /s/ John Barbour
Name:	Rob Glaser	Printed Name:	John Barbour

Title: Founder & CEO; RealNetworks, Inc.